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                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549


                                    FORM 15


  Certificate and Notice of Termination of Registration under Section 12(g) of the Securities Exchange Act of 1934 or Suspension of Duty to File Reports Under
         Sections 13 and 15(d) of the Securities Exchange Act of 1934.


                        Commission File Number 33-92700

                          DOMINICK'S FINER FOODS, INC.
         -------------------------------------------------------------
             (Exact name of registrant as specified in its charter)


                              505 RAILROAD AVENUE
                              NORTHLAKE, IL  60164
                                 (708) 562-1000
         -------------------------------------------------------------
         (Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)


                   10 7/8% SENIOR SUBORDINATED NOTES DUE 2005
         -------------------------------------------------------------
            (Title of each class of securities covered by this Form)


                                      NONE
         -------------------------------------------------------------
           (Title of all other classes of securities for which a duty to file reports under section 13(a) or 15(d) remains)


        Please place an X in the box(es) to designate the appropriate rule provision(s) relied upon to terminate or suspend the duty to file reports:


        Rule 12g-4(a)(1)(i)     [ ]             Rule 12h-3(b)(1)(i)     [X]
        Rule 12g-4(a)(1)(ii)    [ ]             Rule 12h-3(b)(1)(ii)    [ ]
        Rule 12g-4(a)(2)(i)     [ ]             Rule 12h-3(b)(2)(i)     [ ]
        Rule 12g-4(a)(2)(ii)    [ ]             Rule 12h-3(b)(2)(ii)    [ ]
                                                Rule 15d-6              [ ]


               Approximate number of holders of record as of the
                      certification or notice date:  NONE
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                                   SIGNATURE


        Pursuant to the requirements of the Securities Exchange Act of 1934, Dominick's Finer Foods, Inc. has caused this certification/notice to be signed on its behalf by the undersigned duly authorized person.


                                        DOMINICK'S FINER FOODS, INC.


Dated: January 14, 1998                 By: /s/ Darren W. Karst
                                            ----------------------------------
                                        Name:  Darren W. Karst
                                        Title: Executive Vice President, Chief
                                               Financial Officer and Secretary